AMENDED SCHEDULE A
                         FULFILLMENT SERVICING AGREEMENT
                           (AMENDED SEPTEMBER 1, 2002)

I. Portfolios that are no-load and have no 12b-1 fees:

      U.S. Equity Funds
      ICON Consumer Discretionary Fund
      ICON Energy Fund
      ICON Financial Fund
      ICON Healthcare Fund
      ICON Industrials Fund
      ICON Information Technology Fund
      ICON Leisure & Consumer Staples Fund
      ICON Materials Fund
      ICON Telecommunications & Utilities Fund

      Foreign Equity Funds
      ICON Asia-Pacific Region Fund
      ICON North Europe Region Fund
      ICON South Europe Region Fund
      ICON Western Hemisphere Fund

      Fixed Income Funds
      ICON Short-Term Fixed Income Fund

II.   Portfolios with a 12b-1 plan:

      ICON Bond Fund
      ICON Core Equity Fund (formerly ICON Fund)
      ICON Covered Call Fund
      ICON Equity Income Fund
      ICON Long/Short Fund